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                                                                       Exhibit 3

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                            ASSET PURCHASE AGREEMENT

                          dated as of December 18, 1998

                                  by and among

                                  BARNETT INC.,

                                    WOC INC.

                                       and

                             WAXMAN INDUSTRIES, INC.

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                            ASSET PURCHASE AGREEMENT
                            ------------------------

    THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is made and entered into as of December 18, 1998, by and among Barnett Inc., a Delaware corporation (the "PURCHASER"), WOC Inc., a Delaware corporation (the "SELLER"), and Waxman Industries, Inc., a Delaware corporation (the "STOCKHOLDER") and the indirect parent of the Seller.

    WHEREAS, the U.S. Lock division ("U.S. LOCK") of the Seller is a full line marketer and supplier of security hardware products throughout the United States (the "BUSINESS");

    WHEREAS, the Purchaser desires to purchase (the "ASSET PURCHASE"), and the Seller and the Stockholder desire to sell, all of the assets of the Seller relating to the Business, as more particularly described herein, except those assets specifically excluded herein and the Seller desires to assign, and the Purchaser desires to assume, certain of the obligations and liabilities of the Seller with respect to the Business, subject, in each case, to the exceptions, terms and conditions set forth herein; and

    WHEREAS, the respective Boards of Directors of the Purchaser, the Seller and the Stockholder have duly approved the Asset Purchase.

    NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.  DEFINITIONS.

    1.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

        ACQUIRED ASSETS: Defined in Section 2.1.

        ASSET PURCHASE: Defined in the prologue of this Agreement.

        ASSUMED LIABILITIES: Defined in Section 2.3.

        BANKAMERICA: Defined in this Section 1.1.

        BARNETT CREDIT FACILITY: Revolving Credit Agreement, dated as of April 3, 1996, between the Purchaser and First Union National Bank.

        BRENTWOOD FACILITY: Seller's facility located in Brentwood, New York.



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        BUSINESS: Defined in the prologue of this Agreement.

        CLOSING: Defined in Section 2.5.

        CLOSING DATE: 12:01 a.m. on January 1, 1999.

        CODE: The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        COMMISSION: The Securities and Exchange Commission.

        COMMISSION FILINGS: Defined in Section 4.5.

        CONSENTS: All governmental and third party consents, permits, approvals, orders, authorizations, qualifications, and waivers required to be received by a Person for the consummation of the transactions contemplated by this Agreement.

        CONTRACT: Any contract, agreement, commitment, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, instrument (including insurance policies or benefit plans) or other similar document or agreement, whether written or oral.

        DOLLARS or "$": The legal currency of the United States of America.

        EMPLOYEES: Means all persons employed in the Business on the day immediately prior to the Closing Date, including any persons on disability, sick leave, layoff or leave of absence from the Business.

        ENVIRONMENTAL LAWS: The Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9601, et seq., the Solid Waste Disposal Act as amended by the Resource Conversation and Recovery Act, 42 USC
Section 6901, et seq., the Federal Water Pollution Control Act, 33 USC Section 1251 et seq., any similar federal laws relating to contaminants, pollutants, hazardous substances or pollution of the environment, the Clear Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 USC Section 2601, et seq., and applicable laws of the State of Ohio and Florida. Environmental Laws pursuant to the preceding sentence shall mean such laws defined as Environmental Laws pursuant to the preceding sentence, together with any amendments to the same adopted, enacted or promulgated after the Closing.

        EXCHANGE ACT: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        EXCLUDED ASSETS: Defined in Section 2.2.



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        FACILITIES: Defined in Section 2.1(a)

        GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis and consistent with past practices.

        GOVERNMENTAL AUTHORITY: Any United States or foreign governmental authority, including all agencies, bureaus, commissions, authorities or bodies of the federal government or any state, county, municipal or local government, including any court, judge, justice or magistrate.

        HSR ACT. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

        HAZARDOUS MATERIALS: Asbestos, asbestos-containing materials, polychlorinated biphenyls, oil and other petroleum hydrocarbons or other substances which, as of the Closing, shall be listed or defined as hazardous substances, pollutants, contaminants or hazardous wastes pursuant to Environmental Laws.

        INTELLECTUAL PROPERTY: Defined in Section 2.1(g).

        INVENTORY: Defined in Section 2.1(a).

        IRS: Internal Revenue Service.

        JUDGMENT: Any judgment, writ, order, injunction, determination, award or decree of or by any Governmental Authority.

        JUNE 30, 1998 FINANCIAL STATEMENTS: As defined in Section 3.9.

        LAW: Any statute, ordinance, code, rule, regulation, order or other law enacted, adopted, promulgated, applied or followed by any Governmental Authority.

        LIEN: Any charge, encumbrance, security agreement, financing statement (whether or not filed), security or other like interest, conditional sale or other title retention agreement, lease or consignment or bailment given for security purposes, mortgage, deed of trust, indenture, pledge, constructive or other trust or attachment.

        MATERIAL ADVERSE EFFECT: An adverse effect of $100,000 or more, in the aggregate, on the business, assets, operations, condition (financial or otherwise), cash flows or prospects of (i) with respect to the Purchaser, the Purchaser, (ii) with respect to the Seller, the Seller, (iii) with respect to the Stockholder, the Stockholder and (iv) with respect to the Business, the Business.



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        NONCOMPETE PERIOD: Defined in Section 10.1.

        OCTOBER 31 BALANCE SHEET: Defined in Section 3.9(a).

        PERMITTED LIENS: With respect to any Person, any Lien (i) to be released on or prior to the Closing or (ii) arising by operation of law which would not have an adverse economic effect on such Person, or materially affect the use of the asset subject thereto.

        PERSON: Any individual, trustee, corporation, general or limited partnership, limited liability partnership, limited liability company, joint venture, joint stock company, bank, firm, Governmental Authority, trust, association, organization or unincorporated entity of any kind or nature whatsoever.

        PURCHASE PRICE: Defined in Section 2.5.

        PURCHASER: Defined in the prologue of this Agreement.

        PURCHASER BOARD: The Board of Directors of the Purchaser.

        REAL PROPERTY: All realty fixtures, easements, rights of way and other interests in real property, buildings, improvements and construction-in-progress.

        SECURITIES ACT: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        SELLER: Defined in the prologue of this Agreement.

        STOCKHOLDER: Defined in the prologue of this Agreement.

        TAXES: All foreign, U.S. federal, state, county, local, municipal and other taxes, levies, impositions, deductions, charges and withholdings, including income, alcohol, beverage, sales and use, payroll, ad valorem, excise, gross receipts and other taxes, and shall include any interest, penalties or additions thereto.

        TAX RETURNS: All returns, declarations and reports filed with a taxing authority and all information returns and statements of any kind or nature whatsoever filed with a taxing authority with respect to any Taxes.

        TRANSFERRED EMPLOYEES: All Employees who accept offers of employment from the Purchaser on or after the Closing Date.

        TRANSITION PERIOD: Defined in Section 2.4(b)


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        WAXMAN CREDIT FACILITY: Loan and Security Agreement, dated as of June
28, 1996, among the Financial Institutions named therein, BankAmerica Business Credit, Inc. ("BankAmerica"), Waxman Consumer Products Group Inc., the Seller, WAMI Sales, Inc. and Western American Manufacturing, Inc. as amended.

    1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. The use of any gender shall be applicable to all genders.

    1.3 ACCOUNTING TERMS. All United States accounting terms not otherwise defined in this Agreement shall be construed in conformity with GAAP.

    1.4 SECTIONS, EXHIBITS AND SCHEDULES. References in this Agreement to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of and to this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated herein by this reference as if fully set forth herein.

    1.5 MISCELLANEOUS TERMS. The term "or" shall not be exclusive. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to."

2.  PURCHASE AND SALE OF ASSETS.

    2.1 ASSETS. Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Seller and the Stockholder only with respect to (o) below shall and the Stockholder shall cause the Seller to sell, convey, transfer, assign and deliver to the Purchaser (or upon the Purchaser's request, to one or more wholly-owned subsidiaries of Purchaser as designated by the Purchaser), and the Purchaser hereby purchases from the Seller, the following assets, property, claims, rights and business of the Seller pertaining to the Business and from the Stockholder to the Real Property set forth in Section 2.1(o) below (the "ACQUIRED ASSETS"), but excluding the assets set forth in
Section 2.2 hereto:

        (a) all inventory, including finished products, work-in-progress, packaging, supplies and raw materials, of the Seller relating to the Business on the Closing Date (the "INVENTORY"), including without limitation, all Inventory located at, or in transit to or from, the locations set forth on SCHEDULE 2.1(A) (the "FACILITIES");

        (b) all accounts receivable, notes receivable, loans receivable, prepaid expenses, security and other deposits, advance payments for charges and services, and other current assets of the Seller relating to the Business;



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        (c) all furniture, fixtures and leasehold improvements of the Seller relating to the Business located at the Facilities;

        (d) all equipment, machinery, tools, personal property and other physical assets of any nature or kind of the Seller relating to the Business (including without limitation all spare parts) located at the Facilities including, without limitation, the items set forth on SCHEDULE 2.1(d);

        (e) all rights of the Seller with respect to leasehold interests relating to the personal property used in the Business including, without limitation, the leasehold interests set forth on SCHEDULE 2.1(e);

        (f) all rights of the Seller under all licenses, approvals, consents and franchises used or necessary in connection with the operation of the Business or any pending applications relating to any of the foregoing;

        (g) all patents, patent rights, inventions, processes, designs and applications for patents used or useful in connection with the Business, all trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, trade names, registered designs and unregistered design rights used or useful in the operation of the Business and all rights to sue for past infringement of any of the foregoing ("INTELLECTUAL PROPERTY") as set forth on SCHEDULE 2.1(g);

        (h) all trade secrets, processes, know-how, procedures, inventions, drawings, designs, formulae and confidential information used or useful in the operation of the Business and all employee covenants and agreements pertaining to the Business respecting intellectual property and non-competition and confidentiality;

        (i) all rights of the Seller under any licenses for Intellectual Property used or necessary in the operation of the Business;

        (j) all customer, supplier and mailing lists and related records, files and similar information relating to the Business;

        (k) all rights of the Seller under the Seller's Contracts with respect to the Business, including, without limitation, the contracts set forth on
SCHEDULE 2.1(k);

        (l) all books and records of the Seller with respect to the Business, including, without limitation, all correspondence, employment records, production records, accounting records, equipment repair, maintenance or service records relating to the Acquired Assets or necessary or material to the continued operation of the Business (but not including the corporate records of the Seller, such as the corporate minute book, stock register, articles of incorporation, bylaws and similar


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items; provided, however, that the Purchaser agrees that the Seller and the
Stockholder shall have reasonable access to such books and records subsequent to the Closing Date);

        (m) all unfilled customer orders as of the Closing Date;

        (n) all right, title and interest of the Seller in and to the Acquired Assets as a going concern, goodwill with respect to the Business, the names "U.S. Lock," "Rx," "Rx Dealer Only" and any derivatives or constructions thereof;

        (o) all right title and interest of the Seller in any Real Property relating to the Business listed on SCHEDULE 2.1(o);

        (p) all rights of the Seller relating to or arising out of or under express or implied warranties for supplies with respect to the Acquired Assets; and

        (q) all other assets and interests of the Seller of every kind and description, tangible or intangible, used or necessary for the operation of the Business as currently conducted (other than the Excluded Assets).

        To the extent that the conveyance, transfer or assignment of any Contract shall require the Consent of any Person other than the Purchaser or the Seller, this Agreement shall not constitute any such conveyance, transfer or assignment, or any agreement to convey, transfer or assign the same, if such action would constitute a breach thereof unless and until such Consent shall have been obtained, provided that the Seller shall, to the extent not prohibited by the relevant Contract, license the Purchaser at the Closing to use in the Business the Acquired Assets which are the subject thereof, or otherwise arrange to provide Purchaser with the benefits of such Contract at the Closing. Notwithstanding the foregoing, the Seller delegates to the Purchaser and the Purchaser undertakes to pay, perform and discharge in a timely manner all Contracts under which the Seller is bound with respect to the Business, whether or not any Consent to the assignment thereof is required. The Seller shall use all reasonable efforts to obtain all such Consents which have not been obtained as of the Closing Date.

    2.2 EXCLUDED ASSETS. Excluded from the Assets being sold and transferred to the Purchaser are the following (the "EXCLUDED ASSETS"): (a) the Seller's corporate seal, articles of incorporation, minute books and stock certificate books, (b) income and other tax records of the Seller, but the Seller will retain these records for a period of not less than five years after the Closing and make them available to the Purchaser upon the Purchaser's request, and (c) cash and bank accounts of the Seller in connection with the Business, except for any "petty cash" located at the Facilities.



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    2.3 ASSUMPTION OF LIABILITIES.

        (a) LIABILITIES TO BE ASSUMED. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser shall assume and shall agree to pay, perform and discharge the following, and only the following liabilities and obligations of the Seller (collectively, the "Assumed Liabilities"):

            (i) DECEMBER 31, 1998 BALANCE SHEET LIABILITIES. All liabilities of the Business, or of the Stockholder or the Seller with respect to the Business, reflected or reserved against on the December 31, 1998 Financial Statements, but only in the amount so reflected or reserved;

            (ii) BUSINESS PAYABLE DUE VENDORS AND OTHERS IN EXCESS OF THE BALANCE SHEET AMOUNTS. Accounts payable due to vendors, suppliers and all other service providers arising from providing goods or services to or for the benefit of the Business prior to the Closing Date in the ordinary course of business consistent with past practices (including, by way of illustration, manufacturers shipping inventory for the Business, and utilities provided to Business locations and landlords of locations for the Business) which are not accrued or reserved against on the December 31, 1998 Financial Statements or which are incurred thereafter;

            (iii) CERTAIN OTHER BUSINESS RELATED EXPENSES IN EXCESS OF BALANCE SHEET AMOUNTS. Liabilities of the Business, or of the Stockholder or the Seller with respect to the Business, arising (x) in the ordinary course of business consistent with past practices (excluding items covered in subsection (ii) above), which are not accrued or reserved against on the December 31, 1998 Financial Statements and which, in the aggregate, do not exceed a maximum of $300,000 and (y) subsequent to the Closing Date;

            (iv) TERMINATION OBLIGATIONS. Liabilities with respect to all payments that may be required to be made to any Employee under any termination, severance or similar plan, policy or arrangement of the Seller as a result of the transactions contemplated herein; and

            (v) OTHER LIABILITIES. All liabilities and obligations with respect to Contracts referenced in Section 2.1(k) hereof and other liabilities and obligations specifically assumed by Purchaser pursuant to this Agreement.

        (b) LIABILITIES NOT ASSUMED. Except as and to the extent specifically set forth in Sections 2.3(a) and this Section 2.3(b), Purchaser is not assuming any liabilities of Seller with respect to the Business that accrued prior to the Closing Date and all such liabilities shall remain the


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responsibility of Seller. Purchaser is not assuming and Seller shall not be deemed to have transferred to Purchaser the following liabilities (except as otherwise indicated below).

            (i) INCOME TAXES. Any liability of Seller for federal or state income taxes (and any penalties or interest due on account thereof), other than state income taxes with respect to which and to the extent that reserves have been established therefor by the Seller with respect to the Business; and

            (ii) PRODUCT LIABILITY. Any product liability claim with respect to the Business made prior to the Closing Date (including any liability for claims made for injury to person, damage to property, or other damage, whether made in product liability, tort, breach of warranty or otherwise); and

            (iii) LITIGATION MATTERS. Any liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative, pertaining to events occurring prior to the Closing Date, except for litigation to collect liabilities covered by subsections (a)(i) and (ii) above; and

            (iv) TRANSACTION EXPENSES. All liabilities incurred by Seller in connection with this Agreement and the transactions contemplated herein, except as otherwise set forth herein; and

            (v) LIABILITIES TO AFFILIATES. All liabilities to Seller's present or former Affiliates. (For purposes of this provision, the term "Affiliate" shall mean (i) the Stockholder and any entity controlling, controlled by or under common control with Seller or the Stockholder
        (ii) all directors of Seller, and (iii) directors and officers of the Stockholder or any entity controlling, controlled by, or under common control with the Stockholder (except the Seller and Gene Merber).

    2.4 PURCHASE PRICE; ALLOCATION.

        (a) In consideration of the sale of the Acquired Assets hereunder, the Purchaser shall pay to the Seller, at the Closing, an aggregate of $33.0 million, less $362,500 (which represents rent prepaid by the Purchaser to the Seller with respect to the Purchaser's use of a portion of the Brentwood Facility for periods after the Closing Date and Hart-Scott-Rodino filing fees), payable in cash by wire transfer of immediately available funds.

        (b) The aggregate Purchase Price (including the assumption by Purchaser of the Assumed Liabilities) shall be allocated among the Acquired Assets for tax purposes in accordance with SCHEDULE 2.4(B) hereto. Seller, Stockholder and Purchaser will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the IRS under


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the provisions of Section 1060 of the Code or any regulations thereunder,
Seller, Stockholder and Purchaser will disclose such reports to the other prior to filing with the IRS.

    2.5 THE CLOSING.

        (a) Subject to the terms and conditions of this Agreement, the sale and the purchase of the Assets contemplated hereby shall take place at a closing (the "Closing") to be effective as of 12:01 a.m. on January 1, 1999 at the offices of Swidler Berlin Shereff Friedman, LLP at 10:00 a.m., local time, on December 31, 1998 or at such other time and place as the Seller and the Purchaser shall mutually agree upon.

        (b) Deliveries by the Purchaser at Closing. At the Closing, the Purchaser shall have delivered to the Seller the following:

        (i) immediately available funds in the amount of the Purchase Price, by wire transfer no later than 2:00 p.m. (New York City time) to the accounts designated by the Seller;

        (ii) resolutions duly adopted by the Purchaser Board authorizing the transactions which are the subject of this Agreement, certified by the Secretary of the Purchaser;

        (iii) certificate executed by the Chief Executive Officer of the Purchaser certifying that the representations and warranties contained in
Section 4 hereof are true and correct in all material respects on and as of the Closing Date and that the Purchaser has performed and complied, in all material respects, with all other obligations to be performed by it under this Agreement;

        (iv) certificates issued by appropriate Governmental Authorities evidencing, as of a recent date, the good standing of the Purchaser in Delaware;

        (v) copies of the applicable charter documents and all amendments thereto of the Purchaser, certified by the appropriate Governmental Authorities;

        (vi) opinion of counsel to the Purchaser in form and substance reasonably satisfactory to the Seller, substantially in the form attached hereto to as EXHIBIT A; and

        (vii) Assignment and Assumption Agreement for the assumed Contracts in form and substance reasonably satisfactory to the Seller, substantially in the form attached hereto as EXHIBIT B; and

        (viii) evidence that the Letters of Credit have been replaced with new letters of credit containing substantially similar terms as the Letters of Credit or that the Purchaser has assumed the Letters of Credit.



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        (c) Deliveries by the Seller at Closing. At the Closing, the Seller and
Stockholder shall deliver to the Purchaser the following:

        (i) executed and acknowledged (if appropriate) warranty deeds, assignments, trademark assignments, bills of sale and/or certificates of title, dated the Closing Date, transferring to the Purchaser all of the Acquired Assets free and clear of all Liens, each reasonably satisfactory to the Purchaser in form and substance;

        (ii) resolutions adopted by the Board of Directors of each of the Seller and the Stockholder authorizing the transactions contemplated hereby, certified by the Secretary of each of the Seller and the Stockholder;

        (iii) certificates of each of the Seller and the Stockholder executed by the Vice Chairman of the Board and Vice President of the Seller and the President and Co-Chief Executive Officer of the Stockholder certifying that the representations and warranties contained in Section 3 hereof are true and correct on and as of the Closing Date and that Seller and Stockholder have performed and complied, in all material respects, with all of their obligations under this Agreement;

        (iv) certificates issued by appropriate Governmental Authorities evidencing, as of a recent date, the good standing and tax status of the Seller and the Stockholder in Delaware and in those jurisdictions in which the Seller, with respect to the Business, is qualified to do business;

        (v) copies of the applicable charter instruments and all amendments thereto of the Seller and the Stockholder, certified by the applicable Governmental Authorities;

        (vi) all books and records relating to the Business (other than the minute books, stock books, stock ledger and corporate seals), including trademark filings and bank and checking account records;

        (vii) UCC-3 Termination Statements terminating the security interests created pursuant to the Waxman Credit Facility in and to the Acquired Assets;

        (viii) UCC lien searches, tax lien searches and judgment searches and sales tax clearance letters (or similar certification to the extent available) for all jurisdictions in which the Facilities are located, all of which indicating that the Acquired Assets are, at the Closing Date, free and clear of all Liens and encumbrances, the perfection of which is effected by the filing of UCC-1 Financing Statements;

        (ix) opinion of counsel to the Seller and the Stockholder in form and substance reasonably satisfactory to the Purchaser, substantially in the form attached hereto as EXHIBIT C; and

        (x) all other certificates and documents reasonably requested by the Purchaser.


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    2.6 CASH RECEIPTS AND EXPENSES ADJUSTMENT. It is recognized that, although the Closing is effective as of the Closing Date, all conditions and precedent set forth in Sections 6 and 7 may not be satisfied on or prior to the Closing Date. During the intervening period, the Seller will be operating the Business and will be collecting accounts receivable and paying expenses related to the operation of the Business. At the Closing, the Seller shall provide the Purchaser with a reconciliation (and all necessary supporting documentation) of its collections and disbursements related to the operation of the Business from January 1, 1999 through the business day prior to the date on which the Closing occurs (the "Estimated Reconciliation Date"). To the extent that, subsequent to December 31, 1998, the net cash used by (including outstanding checks issued on or after 1/1/99), or generated by, the Business requires a transfer of cash from or to the Seller for obligations incurred by or assets of the Business, the net cash will reduce or increase the Purchase Price. The estimated amount of such net cash change is referred to as the "Estimated Reconciliation." Within 5 days after the Closing, the Seller and the Purchaser shall recalculate the Estimated Reconciliation using the date of the Closing instead of the Estimated Reconciliation Date based upon additional supporting documentation provided by the Seller as to collections and disbursements during the period from the Estimated Reconciliation and the date of the Closing (the "Reconciliation"). If the Reconciliation is greater than the Estimated Reconciliation, the Seller shall pay to the Purchaser the amount thereof on or before the 10th day after the date of the Closing, without interest, and if the Estimated Reconciliation is greater than the Reconciliation, the Purchaser shall pay to the Seller the amount thereof on or before the 10th day after the date of the Closing, without interest.

    2.7 FURTHER ASSURANCES. With respect to any Acquired Assets which cannot be physically delivered to the Purchaser because they are in the possession of third parties, the Seller will give all necessary instructions to the party in possession thereof and any other person that the Purchaser reasonably shall designate, with copies to the Purchaser, that all of the Seller's right, title and interest in and to the same have been vested in the Purchaser and that the same are to be held for the Purchaser's exclusive use and benefit.

    2.8 RISK OF LOSS. The Seller shall bear the risk of loss for the Acquired Assets until the Acquired Assets are transferred to the Purchaser as of the Closing Date, and the Seller shall be entitled to retain any insurance proceeds received, or any other rights, as a result of any such loss. In the event that the Purchaser elects to proceed, however, the Purchaser shall receive any such insurance proceeds.



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3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDER.

   The Seller and the Stockholder, jointly and severally, hereby make the following representations and warranties to the Purchaser, each of which is true and correct on the date hereof, and shall remain true and correct to and including the Closing Date:



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    3.1 ORGANIZATION AND QUALIFICATION. Each of the Seller and the Stockholder
is a corporation duly incorporated, organized, validly existing and in good standing under the Laws of the State of Delaware, and each of the Seller and the Stockholder has the requisite corporate power and authority to carry on the Business as it is now being conducted and to own the Acquired Assets in connection therewith. Each of the Seller and the Stockholder is duly qualified or licensed as a foreign corporation, and is in good standing, to do business in every jurisdiction in which the character of the properties owned or held under lease or the nature of its activities, in each case with respect to the Business, makes such qualification necessary, except to the extent that any such failure so as to qualify would not, individually or in the aggregate, have a Material Adverse Effect.

    3.2 AUTHORITY. Each of the Seller and the Stockholder has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the other documents and instruments to be executed by Seller and Stockholder pursuant hereto and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of each of the Seller and the Stockholder. This Agreement has been duly executed and delivered by each of the Seller and the Stockholder and, assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes the valid and binding agreement of each of the Seller and the Stockholder, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency Laws and other Laws affecting the rights of creditors' generally and except as may be limited by the availability of equitable remedies.

    3.3 COMPLIANCE. None of the execution and delivery of this Agreement or the other instruments and documents to be executed and delivered by the Seller or the Stockholder, the consummation by the Seller or the Stockholder of the transactions contemplated hereby, or compliance by the Seller or the Stockholder with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Acquired Assets under, any of the terms, conditions or provisions of (x) the organizational documents of the Seller or the Stockholder, or (y) any Contracts to which either the Seller or the Stockholder is a party or to which any of the Acquired Assets or Business may be subject; or (ii) violate any Judgment or Law applicable to either the Seller or the Stockholder or to which any of the Acquired Assets or Business may be subject, except for, in the case of each of clauses (i)(y) and (ii) above, such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which would not, individually, or in the aggregate, have a Material Adverse Effect.

    3.4 TITLE TO ASSETS. The Seller owns and has good and marketable title to or, in the case of leased properties, a valid leasehold interest in, all of the Acquired Assets. The Seller holds title to each Acquired Asset free and clear of all Liens, except for Permitted Liens and Liens created under the Waxman Credit Facility, with respect to the Acquired Assets, the latter of which will be terminated at the Closing. None of the Acquired Assets are subject to any restrictions with respect to transferability thereof other than any restrictions set forth in the Waxman Credit Facility. At Closing, the Purchaser will receive good and marketable title to all the Acquired Assets, free and clear of all Liens of any nature other than Permitted Liens.

    3.5 CONTRACTS. SCHEDULE 2.1(k) hereto contains a true and correct list of all the Contracts with respect to the Acquired Assets or the Business to which the Seller is a party or to which the Acquired Assets or the Business is subject. The Seller is not, nor, to the knowledge of the Seller, is any other party, in default under any of the Contracts, which default would have a Material Adverse Effect.

    3.6 INVENTORY. All Inventory reflected on the October 31 Balance Sheet has been, and on the Closing will be, valued in accordance with GAAP consistently applied, stated, on an aggregate basis, at the lower of cost (based on the first-in, first-out method) or market value and consists of a quality and quantity of merchandise usable or salable in the ordinary course of business at not materially less (which for this purpose shall mean an aggregate amount of $100,000) than the value thereof reflected on such balance sheets. The Inventory conforms to customary trade standards for marketable goods. Since the date of the October 31 Balance Sheet, there have been no changes in the Inventory reflected on such October 31 Balance Sheet except in the ordinary course of business. The quantities of each type of Inventory (whether raw materials, work-in-progress, or finished goods) reflected in the October 31 Balance Sheet are not excessive, but are reasonable and warranted in the present circumstances of the Business and all work-in-progress and finished goods inventory are free of any defect or other deficiency.

    3.7 ACCOUNTS RECEIVABLE. Each account receivable reflected on the October 31 Balance Sheet and as incurred in the normal course of business since that date constitutes and as may exist at Closing will constitute a bona fide receivable resulting from a bona fide sale or other transaction with a customer in the ordinary course of business, the amount of which was actually due on the date of such October 31 Balance Sheet or on the Closing Date, as the case may be, and has been or, to the knowledge of the Seller, will be collected in the ordinary course of business, subject, in each case, to allowances for doubtful accounts, all of which allowances are, or will be, set forth on SCHEDULE 3.7. The books and records of the Seller state correctly the facts with respect to each account receivable of the Seller, with respect to the Business, and the balance due thereon. Each payment reflected on such books and records as having been made on each such account receivable was made by the respective account debtor and not directly or indirectly by any director, officer, employee or agent of the Seller. Each document and instrument evidencing, securing or relating to each account receivable, including, with limitation, each insurance policy, certificate, bill or statement, is correct and complete in all material respects, is genuine and valid and is enforceable in accordance with its terms. To the knowledge of the Seller and the Stockholder, there are no disputes, defenses, claims of disability, counterclaims, offsets, refusals to pay or other right of set-off against any accounts receivable reflected in the October 31 Balance Sheet and, to the knowledge of the Seller, there is no threatened, intended or proposed defense, claim of disability, counterclaim, offset, refusal to pay or other right of set-off with respect thereto. Each account receivable, each document and instrument and each transaction underlying or relating thereto conforms in all material respects, including, without limitation, in respect of interest rate charges, notices given and disclosures made, to the requirements and provisions of each applicable law, rule, regulation or order relating to credit, consumer credit, credit practices, credit advertising, credit reporting, retail installment sales, credit cards, collections, usury, interest rates and truth-in-lending, including, without limitation, the Federal Truth in Lending Act, as amended and Regulation Z issued by the Board of Governors of the Federal Reserve System thereunder.

    3.8 CONSENTS. Except as set forth on SCHEDULE 3.8 and for compliance with the applicable requirements of the HSR Act, no notice to, filing with, or Consent of, any Governmental Authority or other Person is necessary for the consummation by the Seller or the Stockholder of the transactions contemplated by this Agreement.

    3.9 FINANCIAL STATEMENTS.

        (a) Included as Schedule 3.9 are true and correct copies of the balance sheet of the Seller, with respect to the Business as of October 31, 1998, and the related statements of income and cash flows for the four-month period then ended (the "OCTOBER 31 BALANCE SHEET").

        (b) Included as Schedule 3.9 are true and correct copies of the unaudited balance sheets and statements of income and cash flows of the Seller, with respect to the Business for the four-month period ending October 31, 1998, including, without limitation, the October 31, 1998 Balance Sheet which is included in the financial statements of the Seller.

        (c) Within thirty (30) days of the Closing, the Seller shall provide to the Purchaser, an audited balance sheet of Seller as of June 30, 1998 and related statements of income and cash flows for the fiscal year then ended (the "JUNE 30, 1998 FINANCIAL STATEMENT").

        (d) Within thirty (30) days of Closing, the Purchaser shall provide to Seller, at Purchaser's expense, a balance sheet, and related statements of income and cash flows of Seller with respect to the Business for the period ended December 31, 1998 (the "December 31, 1998 Financial Statements"). The Seller shall have a period of thirty (30) days after receipt of the December 31, 1998 Financial Statements to present in writing to the Purchaser any objections thereto, which writing shall set forth each specific item to which each such objection relates and the specific basis for each such objection. The December 31, 1998 Financial Statements shall be deemed to be acceptable to the Seller and shall become final and binding on the parties, except to the extent that the Seller shall have made a specific written objection thereto within such thirty
(30) day period. If the Purchaser shall raise any such objection within such thirty (30) day period, then the Purchaser and the Seller shall attempt in good faith to resolve any dispute concerning the item(s) subject to such objection. Upon failure to resolve any such dispute, within forty five (45) days of the Purchaser's receipt of the Seller's objections, such dispute shall be submitted to a nationally recognized firm of independent public accountants, as shall be mutually acceptable to the Seller and the Purchaser (the "ACCOUNTING FIRM"). The Accounting Firm shall be instructed to use its best efforts to render a decision as to all items in dispute within thirty (30) days of submission, and the parties agree to cooperate with each other and each other's authorized representatives and with the Accounting Firm in order that any and all items in dispute shall be resolved as soon as practicable. The determination of the Accounting Firm concerning any item in dispute shall be final and binding on the parties without further right of appeal. The fees and expenses of the Accounting Firm incurred in the resolution of such dispute shall be shared equally between the Seller and the Purchaser.

        (e) All the foregoing financial statements (including all notes and schedules therein or annexed thereto) of the Seller, with respect to the Business, have been prepared, or in the case of the June 30, 1998 Financial Statements and the December 31, 1998 Financial Statements will be prepared, in accordance with GAAP applied on a consistent basis for the periods indicated and present, or in the case of the June 30, 1998 Financial Statements and the December 31, 1998 Financial Statements will present, fairly, in all material respects, the financial condition of the Seller, with respect to the Business, at the respective dates thereof and the results of the operations of the Business for the periods covered thereby, subject in the case of the balance sheet as of October 31, 1998, December 31, 1998 and other interim unaudited financial statements to normal year-end audit adjustments and to the addition of footnotes.

    3.10 ABSENCE OF LIABILITIES. The Seller, with respect to the Business, does not have any indebtedness, duties, responsibilities, liabilities, claims or obligations of any nature, whether absolute, accrued, contingent or otherwise, whether as principal, agent, partner, co-venturer, guarantor or in any capacity whatsoever, related to or arising from the operation of the Business or other ownership, possession or use of its assets, including, without limitation, the Acquired Assets except for (x) those liabilities shown in the financial statements of the Seller with respect to the Business referred to in Section 3.9 hereof, (y) liabilities and obligations incurred in the ordinary course of the Business between October 31, 1998 and the Closing Date and (z) those which would not, individually or in the aggregate, have a Material Adverse Effect.

    3.11 TAXES.

         (a) Except as set forth on SCHEDULE 3.11 hereto, the Seller has duly filed all Tax Returns required to have been filed by it to the date hereof. Each such Tax Return is true, correct and complete and the Seller has paid, or caused to be paid, all Taxes due to any foreign, Federal, state, county, local or other taxing authority with respect to all periods prior to the date hereof required to have been paid by it and created sufficient reserves or made provision for all Taxes accrued but not yet due and payable by it. Other than with respect to liabilities for Taxes which are not yet due and payable and for which adequate reserves are reflected on the October 31 Balance Sheet with respect to the period as of October 31, 1998, or will be reflected on the December 31, 1998 Financial Statements with respect to the period as of December 31, 1998 or except as set forth on SCHEDULE 3.11, the Seller does not have any liability for any Taxes of any nature whatsoever and there is no basis for any additional claim or assessment. The Seller has paid to the proper authorities all customs, duties and similar or related charges required to be paid by it with respect to the importation of goods into the United States. No government or governmental authority is now asserting or threatening to assert any deficiency or assessment for additional taxes or any interest, penalties or fines with respect to the Seller or the Business.

         (b) The Seller and the Stockholder shall be responsible for filing all Tax Returns required to be filed, and paying all Taxes accruing on or prior to the Closing Date.

    3.12 INTELLECTUAL PROPERTY. To the knowledge of the Seller and the Stockholder, the use of the Intellectual Property by the Seller does not infringe upon or otherwise violate the rights of any third party and no claim has been asserted with respect thereto. Neither the Seller nor the Stockholder is aware of any claim which can be asserted by any Person against the Seller with respect to the use of any item of Intellectual Property or challenging or questioning the validity or effectiveness of such use of any such item. The Seller does not pay a royalty or similar payment, or has any other monetary rights, in respect of any item of Intellectual Property. Schedule 3.12 sets forth all registered trademarks, tradenames and patents of Seller which are used in the Business. The Seller has not granted any license or made any assignment of any Intellectual Property and no Person has any right to use any Intellectual Property owned or held by Seller.

    3.13 EMPLOYEES. Set forth on SCHEDULE 3.13 hereto is a complete and correct list of the names and current annual salary, bonus, commission and perquisite arrangements, written and unwritten, for each Employee. Except as set forth on
SCHEDULE 3.13, to the knowledge of the Seller, no employee listed thereon intends to terminate his or her employment relationship with the Seller and the Seller does not have any contract for the future employment of any employee listed on SCHEDULE 3.13 which is not listed on SCHEDULE 3.13. Schedule 3.13 also sets forth all pension, profit sharing, retirement, health insurance, employee welfare and other employee benefit plans, programs and arrangements of Seller with respect to the Business, including without limitation, all "Employee Benefit Plans" as defined in Section 3(3) of the Employee Retirement Act of 1974, as amended ("ERISA"), and all union contracts, collective bargaining agreements, employment agreements and severance or change of control agreements.

    3.14 COMPLIANCE WITH LAWS. Each of the Seller and the Stockholder is in compliance with all Laws applicable to the Business, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

    3.15 ENVIRONMENTAL MATTERS.

         Except as disclosed on SCHEDULE 3.15 hereto, to the knowledge of the Seller or the Stockholder (such "knowledge" qualification to be applicable solely with respect to representations and warranties made by the Seller and the Stockholder in this Section 3.15 with respect to the

Business, the Acquired Assets and the Facilities other than the Brentwood Facility with respect to which the foregoing "knowledge" qualification shall not apply):

         (a) The Seller, with respect to the Business, does not generate, manufacture, use, store, transport or have transported or dispose of, and has not in the past generated, manufactured, used, stored, transported or had transported or disposed of, Hazardous Materials, except in compliance with Environmental Laws;

         (b) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with Environmental Laws, or which may give rise to any common or legal liability or penalty, or otherwise form the basis of any claim, action, event, proceeding, hearing or investigation under or pursuant to Environmental Laws, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release by the Seller during the conduct of the Business of any Hazardous Materials;

         (c) no underground storage tank exists or has existed on or about the Facilities or the Acquired Assets; and

         (d) the Seller, with respect to the Business, is, and at all times has been, in compliance with all Environmental Laws and no notice, request, investigation, administrative order, consent order, agreement, litigation or settlement is proposed, anticipated or in existence, or, to the knowledge of Seller and Stockholder, threatened, with respect to the violation of any federal, state, or local environmental law or regulation, the presence, suspected presence or potential presence of any Hazardous Material on or about the Facilities or the Acquired Assets from any source, except where the failure to so comply would not have a Material Adverse Effect.

    3.16 REAL PROPERTY. (a) SCHEDULE 2.1(O) annexed hereto sets forth an accurate, correct and complete list of all Real Property owned, leased or subleased by the Seller with respect to the Business. Except as set forth on
SCHEDULE 2.1(o) annexed hereto, all Real Property with respect to the Business is in good operating condition and repair (reasonable wear and tear excepted), is suitable for the purposes for which it is presently being used and is adequate to meet all present and reasonably anticipated future requirements of the Business, as currently conducted by the Seller and as proposed to be conducted in the future. The Seller has good and marketable title in fee simple to all Real Property owned by it and such Real Property is free and clear of any Liens. There are no pending or threatened condemnation or similar proceedings (including foreclosure) which could affect such Real Property. The Seller has been in peaceable possession of the premises covered by each of the Real Property leases since the commencement of the original term of each of such Real Property leases.

         (b) Each of the Real Property leases (and leases and subleases underlying such Real Property leases) is in full force and effect and contains no terms other than the terms contained in the copies heretofore delivered to the Purchaser. The Seller has complied with all commitments and obligations on its part to be performed or observed under each of the Real Property leases. Each party to each of the Real Property leases (and leases and subleases underlying such Real Property leases) other than the Seller has complied with all commitments and obligations on its part to be performed or observed thereunder, except for such noncompliance which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Seller has not received any notice of a default, offset or counterclaim under any of the Real Property leases (or leases and subleases underlying such Real Property leases) and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any of the Real Property leases (or leases and subleases underlying such Real Property leases). There is no Lien upon any leasehold interest of the Seller under any of the Real Property leases.

         (c) There are no pending or threatened actions or proceedings (including condemnation and foreclosure) which could affect the Real Property against the Seller and to the Seller's knowledge, there are no such actions or proceedings against other parties. To the Seller's knowledge, there are no violations of any Law affecting the Real Property leased or subleased by the Seller. To the Seller's knowledge, there are no patent or latent defects in the design or construction of the buildings located on the Real Property.

         (d) There are no defaults by the landlords under any of the Real Property leases (or leases and subleases underlying such Real Property leases) and such landlords have performed all of their obligations thereunder to the extent that such performance was to be completed heretofore. The Seller has not waived any obligation of any such landlord or any right under any of the Real Property leases (or leases and subleases underlying such Real Property leases). There are no pending or, to the knowledge of the Seller, threatened actions or proceedings which are reasonably likely to affect adversely or materially disrupt the use by the Seller of any of the Real Property leases against the Seller and, to the knowledge of the Seller, there are no such actions or proceedings against other parties.

         (e) To the knowledge of Seller, the Brentwood Facility is structurally sound with no material defects and is in good operating condition and repair and is adequate to meet all present and reasonably anticipated future requirements of the operations of the Business, as currently conducted; and, to the knowledge of such Seller, is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Except as set forth on SCHEDULE 3.16(e), Seller is not aware that the Brentwood Facility, the buildings, fixtures and improvements thereon, and the present use thereof, do not comply in all material respects with all restrictive covenants, deeds and other restrictions and all Laws with regard to the operation of the Brentwood Facility, including provisions relating to permissible nonconforming uses; and Seller is not aware of any such premises which are presently affected or threatened by any condemnation or eminent domain proceeding or any proceeding by a mortgagee.

    3.17 LEGAL PROCEEDINGS. There is no action, suit, proceeding, complaint, charge, Tax or other audit, investigation or arbitration or other method of settling disputes or disagreements by or before any Governmental Authority pending or, to the knowledge of the Seller and the Stockholder, threatened against or affecting the Business or the Acquired Assets or which questions the validity of this Agreement or any action taken or to be taken by the Seller or the Stockholder in connection with the transactions contemplated hereby. There are no Judgments applicable to the Seller or the Stockholder which would affect the Business or the Acquired Assets.

    3.18 NO BROKERS. Neither the Seller nor the Stockholder has entered into any Contract, arrangement or understanding with any Person or incurred any liability which could result in the obligation of any Person to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with this Agreement or the transactions contemplated hereby.

    3.19 COMPUTER SYSTEM. As the Purchaser is aware, the Seller is in the process of installing a new computer system for the Business. When Seller completes the installation of such computer system, such system will be fit for the purpose for which it is intended and will be Year 2000 compliant. The parties hereto agree that if the aggregate costs payable for installing such computer system (in accordance with the system specifications existing as of the date hereof) in compliance with the preceding sentence exceed $700,000, then Seller shall reimburse Purchaser for all out-of-pocket costs actually incurred by Purchaser in completing such computer installation in compliance with the preceding sentence that are in excess of $875,000 (i.e., $175,000 in excess of the $700,000 budget).

4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

    The Purchaser hereby represents and warrants to the Seller and the Stockholder as follows:

    4.1 ORGANIZATION AND QUALIFICATION. The Purchaser is a corporation duly incorporated, organized, validly existing and in good standing under the Laws of the State of Delaware, and the Purchaser has the requisite corporate power and authority to own its properties and carry on its business as it is now being conducted. The Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that any such failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect.

    4.2 AUTHORITY. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller and the Stockholder, this Agreement constitutes the valid and binding agreement of the

Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency Laws and other Laws affecting the rights of creditors' generally and except as may be limited by the availability of equitable remedies.

    4.3 COMPLIANCE. None the execution and delivery of this Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby, or compliance by the Purchaser with any of the provisions hereof, will
(i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of the Purchaser under, any of the terms, conditions or provisions of (x) the organizational documents of the Purchaser; or (y) any Contracts to which the Purchaser is a party or (ii) violate any Judgment applicable to the Purchaser.

    4.4 CONSENTS. Except as set forth on SCHEDULE 4.4 and for compliance with the applicable requirements of the HSR Act, no notice to, filing with, or Consent of, any Person is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.

    4.5 NO BROKERS. The Purchaser has not entered into any Contract, arrangement or understanding with any Person which could result in the obligation of any Person to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with this Agreement or the transactions contemplated hereby.

5.  COVENANTS RELATING TO EMPLOYMENT AND EMPLOYEE MATTERS AND INSURANCE.

    5.1 OFFER OF EMPLOYMENT.

         (a) The Purchaser shall offer employment as of the Closing Date to each Employee in a substantially similar position and at a rate of pay substantially similar to such Employee's rate of pay in effect, and with such benefits as shall be substantially similar to such Employee's benefits in effect, on the business day immediately preceding the Closing Date; provided that Purchaser shall not be required to provide benefits at a greater level than Purchaser provides generally to Purchaser's employees in similar positions. The Purchaser shall be solely responsible for all compensation accruing or to be paid on or after the effective time of the Closing respect to the Employees.

         (b) The Seller shall provide to the Purchaser prior to the Closing a statement as of the Closing Date of all accrued entitlements for Employees, including but not limited to vacation days and other benefits, the payment of which shall be the responsibility of the Purchaser.

    5.2 CONTINUATION OF INSURANCE.

         (a) The Seller shall continue to provide group health and medical coverage to the Transferred Employees identical to the group health and medical coverage currently provided to such employees by the Seller until March 31, 1999. The Purchaser agrees to reimburse the Seller for all premiums, deductibles and any and all other expenses associated with such coverage.

         (b) The Seller shall continue to maintain property and casualty insurance with respect to, and continue to insure, the Acquired Assets until March 31, 1999. The Purchaser agrees to reimburse the Seller for all premiums, deductibles and any and all other expenses associated with such coverage.

6. CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to purchase the Acquired Assets as contemplated hereby shall be subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Purchaser):

    6.1 BANK CONSENTS. The Purchaser shall have received a consent from First Union National Bank to the transactions contemplated by this Agreement pursuant to the Barnett Credit Facility and commitment to provide financing for the transaction on terms and conditions reasonably acceptable to Purchaser.

    6.2 DELIVERY OF DOCUMENTS. The Purchaser shall have received from the Seller all of the items listed in Section 2.5(b) hereof.

    6.3 ACCURACY OF SELLER'S AND STOCKHOLDER'S REPRESENTATIONS. All of the Seller's and the Stockholder's representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date.

    6.4 SELLER'S AND STOCKHOLDER'S PERFORMANCE. The Seller and the Stockholder shall have complied in all material respects with all of their covenants and obligations contained in this Agreement.

    6.5 NO PROCEEDINGS. No action, suit or proceeding shall have been commenced or threatened, and no investigation by an Governmental Authority shall have been commenced, against Purchaser, Seller, Stockholder or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

    6.6 EMPLOYMENT AGREEMENT. Gene Merber and the employees listed on SCHEDULE
6.8 hereto shall have executed and delivered employment agreements with Purchaser in form and substance reasonably acceptable to the Purchaser.

    6.7 BANK ACCOUNTS AND LOCK BOXES. Not less than ten (10) days prior to Closing, the Seller shall have directed each Bank in which the Seller has an account in which funds related to the

Business are deposited, that all funds deposited in such account after the Closing shall be for the benefit of the Purchaser until such time as the Purchaser shall have opened a new bank account in that location. The Seller's and the Stockholder's lender under the Waxman Credit Facility shall have assigned to the Purchaser effective on the Closing Date all rights to and interests in lock boxes maintained by the Seller in connection with the Business and shall have arranged for all checks deposited in such lock boxes after the Closing to be transferred to the Purchaser in accordance with wire instructions supplied by the Purchaser.

    6.8 DUE DILIGENCE. The Purchaser, shall be satisfied with its "due diligence" investigation of the Acquired Assets and the Business; provided, however, that the Purchaser shall be deemed to have been satisfied with its "due diligence" investigation if the Purchaser does not notify the Seller in writing within ten (10) business days after the date on which all of the material due diligence information requested by Purchaser with respect to the Business has been delivered to it in accordance with Section 11.4 hereof that the Purchaser is not satisfied with its "due diligence" investigation.

    6.9 CONSENTS. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Purchaser.

    6.10 HART-SCOTT-RODINO. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

    6.11 LETTERS OF CREDIT. The Purchaser shall have assumed or replaced the letters of credit set forth on SCHEDULE 6.11 that are outstanding as of the Closing Date (the "LETTERS OF CREDIT"). In the event that the Letters of Credit are replaced by the Purchaser with new letters of credit, such new letters of credit shall contain terms substantially similar to those set forth in the Letters of Credit.

7. CONDITIONS PRECEDENT TO THE SELLER'S AND THE STOCKHOLDER'S OBLIGATIONS. The obligation of the Seller and the Stockholder to sell, convey, transfer and assign the Acquired Assets as contemplated hereby shall be subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Seller and the Stockholder):

    7.1 BANK CONSENTS. The Seller shall have received a consent from BankAmerica to the transactions contemplated by this Agreement pursuant to the Waxman Credit Facility.

    7.2 DELIVERY OF DOCUMENTS. The Seller and the Stockholder shall have received the items set forth in Section 2.5(c) hereof.

    7.3 ACCURACY OF PURCHASER'S REPRESENTATIONS. All of the Purchaser's representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date.

    7.4 PURCHASER'S PERFORMANCE. The Purchaser shall have complied in all material respects with all of its covenants and obligations contained in this Agreement.

    7.5 NO PROCEEDINGS. No action, suit or proceeding shall have been commenced or threatened, and no investigation by an Governmental Authority shall have been commenced, against the Purchaser, the Seller, the Stockholder or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

    7.6 HART-SCOTT-RODINO. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

8.  CONDUCT OF BUSINESS PRIOR TO THE CLOSING AND OTHER AGREEMENTS.

    The parties hereto covenant and agree as follows:

    8.1 CONDUCT OF BUSINESS.

        (a) Except as otherwise expressly contemplated by this Agreement or as specifically consented to in writing by the Purchaser, from and after the date of this Agreement until the Closing, the Seller will use its best efforts to:
(i) preserve its present business organization intact, (ii) keep available the services of the present employees of the Business, (iii) preserve its present relationships with Persons having business dealings with the Seller with respect to the Business, (iv) operate the Business in the ordinary and regular course consistent with its prior practices, (v) maintain its books and records in accordance with good business practices, on a basis consistent with its prior practices and in accordance with GAAP, (vi) maintain the Acquired Assets in their current condition, normal wear and tear excepted, (vii) conduct the Business in accordance with all applicable Laws, (ix) maintain its corporate existence, good standing, and qualifications to do business, (x) perform in all material respects all of its obligations under its Contracts with respect to the Business and not take any action to terminate or modify the terms thereof except in the ordinary course of business and (xi) maintain all insurance, certificates and licenses and permits necessary for the conduct of the Business as currently conducted.

        (b) In addition, during such period, except as otherwise expressly provided in this Agreement or as otherwise consented to by the Purchaser in writing, the Seller will not: (i) make any capital expenditure or dispose of any of the Acquired Assets other than in the ordinary course of business, (ii) make any material change in the Business, (iii) enter into, amend in any respect or terminate any Contract with respect to the Business, (v) waive any right with respect to the Business of substantial value other than for fair consideration,
(vi) change the accounting principles, methods or practices, except for such changes as are necessary to conform with GAAP and are disclosed to the Purchaser, or (vii) agree or commit orally or in writing to do any of the foregoing.

    8.2 ACCESS TO INFORMATION. From the date hereof, the Purchaser and its counsel, accountants, representatives and agents shall have full access, upon reasonable notice and during normal business hours, to the employees and the financial, legal and other representatives of the Seller with knowledge of the business of the Seller, offices, properties, books and records of the Seller and, upon reasonable notice, shall be furnished all relevant documents, records and other information concerning the business, finances and properties of the Seller that they may reasonably request.

    8.3 CONSENTS. Each of the parties hereto will use its best efforts and shall fully cooperate with each other party to make promptly all registrations, filings and applications, give all notices and obtain all governmental and third party consents, permits, approvals, orders, authorities, qualifications, and waivers necessary for the consummation of the sale and purchase of the Acquired Assets contemplated by this Agreement.

    8.4 HART-SCOTT-RODINO. As soon as practicable after the date hereof, the Purchaser and the Seller will prepare and file all documents with the Federal Trade Commission and the United States Department of Justice that are required to comply with the HSR Act. The Seller and the Purchaser will promptly respond to any "second request" made in connection with such filings and will promptly furnish all materials requested by any of the regulatory agencies having jurisdiction over such filings. The Seller and the Purchaser will request early termination of the waiting period under the HSR Act.

    8.5 BULK TRANSFER LAWS. Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer" Law of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

    8.6 FURTHER ASSURANCES. Subject to the terms and conditions hereof, the Seller agrees that after the Closing its will execute and deliver such documents to the Purchaser as the Purchaser may reasonably request in order to vest good title to the Acquired Assets in the Purchaser and to consummate the transactions contemplated hereby.

    8.7 NOTIFICATION OF CERTAIN MATTERS. The parties hereto each agree to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur is reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

    8.8 SUPPLEMENTS TO SCHEDULES. Prior to the Closing, the parties hereto will supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of the Schedules made pursuant to this Section 8.8 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing.

    8.9 CERTAIN VENDOR MATTERS. If, within six (6) months of the Closing Date, certain vendors of the Business identified in writing to Purchaser by Seller prior to the date hereof, terminate their relationship with the Business as a result of the consummation of the transactions contemplated hereby, then the Seller shall pay to Purchaser the incremental costs actually incurred by the Purchaser during the twelve (12) month period after the termination of such vendor relationships as a result of having to obtain alternative sources of supply during such period; provided that the Seller shall not be responsible for payments in excess of $300,000. Purchaser shall supply to Seller all documentation that relates to the calculation of additional costs.

9.  NONCOMPETITION.

    9.1 PROHIBITED ACTIVITIES. The Seller and the Stockholder agree that for a period of five years following the Closing Date (the "NONCOMPETE PERIOD"), neither the Seller nor the Stockholder will, and they shall each cause its subsidiaries to not,:

        (a) establish, enter into, be employed by, advise, consult with, become an owner in or a part of or in any way participate in, any company, partnership, corporation or other entity or venture (other than the Purchaser) that competes with, or in any way engages in any business or venture (for itself or himself or others and whether as an officer, director, stockholder, owner, partner, joint venturer, employee, independent contractor, consultant, advisor or representative) that competes with, (i) the Business as currently conducted and
(ii) the current business of Purchaser;

        (b) solicit for hire any Employee or present or future employee of the Purchaser other than Employees terminated by the Purchaser or any of its subsidiaries; or

        (c) directly or indirectly solicit, in competition with the Business or the current business of the Purchaser, any customer of (i) the Business or (ii) the Purchaser;

        (d) directly or indirectly solicit, or offer employment to, any employees of Purchaser, including the Employees acquired pursuant to this transaction, without the prior written consent of Purchaser.

    Ownership of not more than one percent of the voting stock of a corporation whose stock is traded on a national securities exchange or over-the-counter shall not of itself constitute a violation of this Section 9.1.

    9.2 REASONABLE RESTRAINT. The parties agree that the covenants contained in this Section 9 are an integral element of the transactions contemplated by this Agreement, impose a reasonable restraint on the Seller and the Stockholder in light of the activities and business of the Business and the future plans of the Purchaser with respect to the Business and do not unfairly hinder or restrain the Seller's or the Stockholder's current or anticipated business operations.

    9.3 SEVERABILITY; REFORMATION. The covenants in this Section 9 are severable, and in the event that any one or more of such covenants are deemed illegal or unenforceable, the remaining covenants shall remain in full force and effect, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 9 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the provision of this Section 9 shall thereby be reformed.

    9.4 REMEDY. The parties understand and agree that the remedies at law for breach of this covenant not to compete would be inadequate and that any attempted breach of Section 9.1 would cause the Purchaser irreparable damage as would be impossible to determine. Accordingly, the Seller and the Stockholder each agree and consent that, in the event of any breach or threatened breach of
Section 9.1 by either of them or their subsidiaries, in addition to all other legal and equitable remedies available to the Purchaser for such threatened breach, including a recovery of damages, the Purchaser shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach.

10. INDEMNIFICATION.

    10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements of the parties hereto included or provided for herein shall survive for a period of eighteen (18) months from the Closing Date (provided that such period shall be extended with respect to any breach or claim, written notice of which, in reasonable detail, is delivered to the other party within such eighteen (18) month period); PROVIDED, HOWEVER, that all representations, warranties, covenants or agreements set forth in Section 3.9 and 3.11 shall survive until the expiration of the applicable statute of limitations relating to such Taxes, taking into account any extensions of the statute of limitations pursuant to the Code or other applicable Laws relating to Taxes or pursuant to any Contract; PROVIDED FURTHER, HOWEVER, that the representations and warranties of the (i) Seller and the Stockholder set forth in Sections 3.2, 3.3, 3.4 and 3.17 and (ii) Purchaser set forth in Sections 4.2 and 4.3 shall survive indefinitely.

    10.2 GENERAL INDEMNITY.

         (a) The Seller and the Stockholder, jointly and severally, agree to indemnify, defend and hold harmless the Purchaser, and all directors, officers, employees and representatives of the Purchaser, against (i) (A) any and all damage, loss, claim, expense, deficiency or cost in connection with the breach or threatened breach of any representation or warranty made by the Seller or the Stockholder hereunder, (B) the failure to comply or threatened failure to comply by the Seller or the Stockholder with any (x) covenant made by the Seller or the Stockholder hereunder and (y) bulk transfer laws applicable to the transaction contemplated hereunder and (C) the Retained Liabilities, and (ii) any and all actions, suits, proceedings, demands, assessments, Judgments, costs, costs of collection and legal and other expenses (including, without limitation, reasonable legal fees and expenses, whether incurred prior to arbitration or litigation, during arbitration or litigation, on appeal or in any bankruptcy or insolvency proceeding) incident to any of the foregoing.

         (b) The Purchaser agrees to indemnify and hold harmless the Seller or the Stockholder, and all directors, officers, employees and representatives of the Seller and the Stockholder, against (i) any and all damage, loss, claim, expense, deficiency or cost in connection with (A) the breach or threatened breach of any representation or warranty made by the Purchaser hereunder, (B) the failure to comply or threatened failure to comply by the Purchaser with any covenant contained herein, and (C) the Assumed Liabilities and (ii) any and all actions, suits, proceedings, demands, assessments, Judgments, costs, costs of collection and legal and other expenses (including, without limitation, reasonable legal fees and expenses, whether incurred prior to arbitration or litigation, during arbitration or litigation, on appeal or in any bankruptcy or insolvency proceeding) incident to any of the foregoing.

         (c) The Seller and the Stockholder shall not be required to make any indemnification payment to the Purchaser pursuant to Section 10.2(a)(i)(A) hereof unless, and only to the extent, that the aggregate amount of such Purchaser's damages from all such claims exceeds $600,000 and after taking into account insurance proceeds or any other recovery actually received by the Purchaser or any affiliate thereof; provided, however, that the foregoing limitation on indemnification shall not apply to a breach of the representation and warranty contained in section 3.19 hereof.

         (d) The Purchaser shall not be required to make any indemnification payment to the Seller or the Stockholder pursuant to Section 10.2(b)(i)(A) hereof unless and only to the extent that the aggregate amount of such Purchaser's damages in the aggregate from all such claims exceeds $600,000 after taking into account insurance proceeds or any other recovery actually received by the Seller or any affiliate thereof.

    10.3 REIMBURSEMENT.

         (a) Subject to Section 10.4, the Seller and the Stockholder, jointly and severally, agree to reimburse the Purchaser on demand for any payment made by the Purchaser or any loss, damage, cost or expense suffered by the Purchaser at any time after the date hereof in respect of any matter to which the indemnity referred to in Section 10.2(a) relates, to the extent that the Purchaser has not previously been reimbursed, or otherwise been made whole.

             (b) Subject to Section 10.4 hereof, the Purchaser agrees to reimburse the Seller and the Stockholder on demand for any payment made by the Seller or the Stockholder or any loss, damage, cost or expense suffered by the Seller or the Stockholder at any time after the date hereof in respect of any matter to which the indemnity referred to in Section 10.2(b) relates, to the extent that the Seller and the Stockholder have not previously been reimbursed, or otherwise been made whole.

    10.4 CLAIMS.

         (a) In the event that at any time a claim is made by any Person not a party to this Agreement with respect to any matter to which the indemnity provided for by Sections 10.2(a) and 10.3 relates, the Purchaser, on not less than twenty (20) days' notice to the Seller and the Stockholder, may make settlement of such claim and such settlement shall be binding upon the Seller and the Stockholder; PROVIDED, HOWEVER, that the Seller and the Stockholder shall have the option, to be exercised by notice to the Purchaser within fifteen
(15) days after such first mentioned notice shall have been given, irrevocably and unconditionally, to assume responsibility for the contest and defense of such claim; PROVIDED FURTHER, HOWEVER, that if Seller and Stockholder by such written notice unconditionally and irrevocably assume responsibility for the claim and defense thereof, none of the Seller or the Stockholder shall be liable for any settlement of any such claim effected by the Purchaser without the Seller's and the Stockholder's written consent (which consent shall not be withheld unreasonably or in bad faith) but, if settled with the Seller's and the Stockholder's written consent, the Seller and the Stockholder agree to indemnify and hold harmless the Purchaser from and against any loss, liability, damage or expense by reason of such settlement. If the Seller and the Stockholder shall exercise such option, they shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and the Purchaser agrees to cooperate fully with the Seller and the Stockholder and their attorneys with respect to such contest and defense. If Seller and Stockholder do not exercise such option, Purchaser shall control the litigation. Any payment or settlement resulting from such contest, together with the total expenses thereof, including reasonable attorneys' fees, shall be binding upon the Seller and the Stockholder. Notwithstanding the foregoing, the Seller and the Stockholder agree that, without the Purchaser's prior written consent, such Seller and the Stockholder will not settle, compromise or consent to the entry of any Judgment in any pending or threatened claim in respect of which indemnification could be sought under the indemnification provisions of this
Section 10 (whether or not the Purchaser or any other Person who may be indemnified hereunder is an actual or potential party to such claim) unless such settlement compromise or consent includes an unconditional release of the Purchaser and each other Person who may be indemnified hereunder from all loss, liability, damage or expense arising out of such claim.

         (b) In the event that at any time a claim is made by any Person not a party to this Agreement with respect to any matter to which the indemnity provided for by Section 10.2(b) relates, the Seller and the Stockholder, on not less than twenty (20) days' notice to the Purchaser, may make settlement of, such claim and such settlement shall be binding upon the Purchaser; PROVIDED, HOWEVER, that the Purchaser shall have the option, to be exercised by notice to the Seller and the Stockholder within fifteen (15) days after such first mentioned notice shall have been given, irrevocably and unconditionally, to assume responsibility for the contest and defense of such claim; PROVIDED FURTHER, HOWEVER, that if Purchaser by written notice unconditionally and irrevocably assumes responsibility for the claim and defense thereof, the Purchaser shall not be liable for any settlement of any such claim effected by the Seller and the Stockholder without its written consent (which consent shall not be withheld unreasonably or in bad faith) but if settled with its written consent, the Purchaser agrees to indemnify and hold harmless the Seller and the Stockholder from and against any loss, liability, damage or expense by reason of such settlement. If the Purchaser shall exercise such option, it shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and the Seller and the Stockholder agree to cooperate fully with the Purchaser and its attorneys with respect to such contest and defense. If the Purchaser does not exercise such options, the Seller and the Stockholder shall control the litigation. Any payment or settlement resulting from such contest, together with the total expenses thereof, including but not limited to reasonable attorneys' fees, shall be binding upon the Purchaser, the Seller and the Stockholder. Notwithstanding the foregoing, the Purchaser agrees that, without the prior written consent of the Seller and the Stockholder, the Purchaser will not settle, compromise or consent to the entry of any Judgment in any pending or threatened claim in respect of which indemnification could be sought under the indemnification provisions of this Section 10 (whether or not the Seller, the Stockholder or any other Person who may be indemnified hereunder is an actual or potential party to such claim) unless such settlement compromise or consent includes an unconditional release of the Seller and the Stockholder and each other Person who may be indemnified hereunder from all loss, liability, damage or expense arising out of such claim.

    10.5 DISPUTES.

         (a) If the Purchaser claims that the Seller or the Stockholder is liable with respect to any matter to which the foregoing indemnity relates, the Purchaser shall give written notice to the Seller or the Stockholder, which notice shall specify the amount claimed and the facts upon which the claim is based. Each claim shall be deemed approved by the Seller or the Stockholder unless the Seller or the Stockholder gives the Purchaser written notice of disapproval within twenty (20) days of receipt of such claim. The parties shall undertake, in good faith, to adjust any such claim which is so disapproved.

         (b) If the Seller or the Stockholder claims that the Purchaser is liable with respect to any matter to which the foregoing indemnity relates, the Seller or the Stockholder shall give written notice to the Purchaser, which notice shall specify the amount claimed and the facts upon which the claim is based. Each claim shall be deemed approved by the Purchaser, unless the Purchaser gives the Seller and the Stockholder written notice of disapproval within twenty (20) days of receipt of such claim. The parties shall undertake, in good faith, to adjust any such claim which is so disapproved.

11. MISCELLANEOUS.

    11.1 LEGAL AND ACCOUNTING EXPENSES. The Seller, the Stockholder and the Purchaser shall each bear its own expenses in connection with this transaction. The Seller and Purchaser shall each pay one-half of the HSR Act filing fees and fees and costs associated with the audit of the June 30, 1998 Financial Statements.

    11.2 PUBLICITY. At all times from the date hereof to the Closing, the parties shall agree with each other as to timing and content prior to issuing any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby; PROVIDED, HOWEVER, that nothing herein shall prohibit any party to this Agreement from making any public disclosure regarding this Agreement and the transactions contemplated hereby if, in the opinion of counsel to such party, such disclosure is required by Law or by valid judicial process.

    11.3 HEADINGS. Section headings contained in this Agreement are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

    11.4 NOTICES. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given (i) on the date of service if personally served, (ii) on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid or (iii) on the date sent if sent by facsimile, to the parties at the following addresses or facsimile numbers with a copy sent by mail as aforesaid on the same date (or at such other address or facsimile number for a party as shall be specified by like notice):

    If to the Purchaser, to:  Barnett Inc.
                              801 West Bay Street
                              Jacksonville, Florida 32204
                              Attention: William R. Pray
                              Fax No.: (904) 680-3618

    with a copy to:           Foley & Lardner
                              The Greenleaf Building
                              200 Laura Street
                              Jacksonville, Florida 32202-3510
                              Attention: Charles V. Hedrick, Esq.
                              Fax No.: (904) 359-8700

    If to the Seller
      or the Stockholder:     WOC Inc.
                              24460 Aurora Road
                              Bedford Heights, Ohio 44146
                              Attention: Armond Waxman
                              Fax No.:  (216) 439-8678

    with a copy to:           Swidler Berlin Shereff Friedman, LLP
                              919 Third Avenue
                              New York, New York  10022
                              Attention: Scott M. Zimmerman, Esq.
                              Fax No.: (212) 758-9526

    11.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither of the parties hereto shall assign any rights or delegate any duties hereunder without the prior written consent of the Purchaser, the Seller and the Stockholder, and any assignment made without such consent shall be void and constitute a default hereunder.

    11.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of Florida, without giving effect to the principles of conflict of laws thereof. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration in the City of New York, State of New York, under the Commercial Arbitration Rules of the American Arbitration Association. Each of the parties hereto consents, for itself and in respect of its property, to the jurisdiction and venue of the City of New York, State of New York for purposes of this Section 11.6 and hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS which it may now or hereafter have to the bringing of any dispute in the City of New York, State of New York, under the Commercial Arbitration Rules of the American Arbitration Association, in respect of this Agreement or any documents related thereto. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted under Florida law. Notwithstanding the foregoing, the parties shall be entitled to limited discovery, including without limitation, ten (10) hours of deposition, twenty (20) interrogatories and request for production of documents.

    11.7 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules, sets forth the entire understanding and agreement of the parties with respect to its subject matter and supersedes any and all prior understandings, negotiations or agreements among the parties hereto, both written and oral, with respect to such subject matter.

    11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same agreement.

    11.9 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining provisions shall not be affected and the remaining portion of any provision held to be invalid, illegal or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

    11.10 NO PREJUDICE. This Agreement has been jointly prepared and negotiated by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

    11.11 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

    11.12 AMENDMENT AND MODIFICATION. This Agreement may be amended or modified only by written agreement executed by all parties hereto.

    11.13 WAIVER. Each of the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by the party granting such waiver. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

    11.14 ATTORNEY'S FEES. In the event of any litigation or arbitration arising out of or relating to this Agreement or the transactions contemplated hereby, the party which prevails on predominately all of its claims and counterclaims as determined by the arbitrator or court of competent jurisdiction, as the case may be, shall recover from the other party the prevailing parties' reasonable attorneys' fees and expenses.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                         BARNETT INC.


                         By:  /s/ William R. Pray
                              --------------------------------------------------
                              Name: William R. Pray
                              Title: President and Chief Executive Officer


                         WOC INC.


                         By:  /s/ Armond Waxman
                              --------------------------------------------------
                              Name: Armond Waxman
                              Title: Vice President and Vice Chairman of the
                                     Board


                         WAXMAN INDUSTRIES, INC.


                         By:  /s/ Armond Waxman
                              --------------------------------------------------
                              Name: Armond Waxman
                              Title: President and Co-Chief Executive Officer